FOR IMMEDIATE RELEASE
DATE: April 21, 2020

XENIA HOTELS & RESORTS ANNOUNCES DEPARTURE OF CHIEF INVESTMENT OFFICER

Orlando, FL - April 21, 2020 - Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced that, due to the severe downturn in lodging demand resulting from the COVID-19 pandemic, the Company has further streamlined its operations and reduced its ongoing corporate expenses by eliminating the role of Chief Investment Officer. As a result, Philip A. Wade, who served as the Company’s Senior Vice President and Chief Investment Officer, has left the Company. With this change, the Company’s corporate office headcount has been reduced by over 20% since the Company’s operations have been impacted by the COVID-19 pandemic.

“Due to the unprecedented impact of COVID-19, we have made the difficult decision to streamline our corporate functions. I want to thank Phil for his contributions to the Company over the last 13 years. Phil has been a valued member of our executive team throughout the Company’s evolution into a leading owner of luxury and upper-upscale hotels and resorts. He has been a great partner to me as we have transformed the Company’s portfolio by completing over $7 billion of transactions. Our transaction function remains a strength of ours and will remain under my direct supervision. On behalf of the entire Xenia team and our Board of Directors, I wish Phil the best in his future endeavors,” said Marcel Verbaas, Chairman and Chief Executive Officer of Xenia Hotels & Resorts.

About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in uniquely positioned luxury and upper upscale hotels and resorts, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels comprising 11,245 rooms across 16 states. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, and Hilton, as well as leading independent management companies including The Kessler Collection and Sage Hospitality. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

Contact:
Atish Shah, EVP & Chief Financial Officer, Xenia Hotels & Resorts, (407) 246-8100

For additional information or to receive press releases via email, please visit our website at
www.xeniareit.com
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